                                                                       EXHIBIT 5



                                                              September 13, 2002



Oceaneering International, Inc.
11911 FM 529
Houston, Texas  77041

Ladies and Gentlemen:

                  As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Oceaneering International, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 2,500,000 shares (the "Shares") of common stock of the Company, par value $0.25 per share (the "Common Stock"), that may be issued pursuant to the terms of the 2002 Non-Executive Incentive Plan of Oceaneering International, Inc., as such plan may be amended from time to time (the "Incentive Plan"), I am passing upon certain legal matters in connection with the Shares for the Company. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

                  In my capacity as the Company's General Counsel, I have examined the Company's Certificate of Incorporation and Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, I have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

                  I have assumed that all signatures on all documents I examined are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete. In addition, I have assumed for purposes of paragraph 2 below that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

                  On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, I am of the opinion that:

                                      -2-                     September 13, 2002


                  1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

                  2. Upon the issuance and sale of shares of Common Stock pursuant to the provisions of the Incentive Plan for consideration fixed by the Committee, such shares of Common Stock will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      /s/ GEORGE R. HAUBENREICH, JR.
                                      ----------------------------------------
                                      George R. Haubenreich, Jr.
                                      General Counsel